Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for May 15, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti
jill@allencaron.com
(949) 474-4300

AMERIGON HOLDS ANNUAL STOCKHOLDERS MEETING

NORTHVILLE, MI (May 15, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that it held its Annual Meeting of Stockholders on Thursday, May 14, at the Company’s offices in Northville, MI, as scheduled. A quorum of stockholders was present in person or by proxy.

The directors elected to serve until the next annual meeting are Daniel R. Coker, President and CEO; Oscar B. Marx, III, Chairman of the Board; Lon E. Bell, Ph.D., President and CEO of Amerigon’s BSST subsidiary; Francois J. Castaing, retired technical advisor to the Chairman of DaimlerChrysler Corporation; John M. Devine, Executive Chairman and Chief Executive Officer of Dana Holding Corporation; Maurice E.P. Gunderson, Senior Partner at CMEA Ventures and Managing Member of Shingebiss, LLC; and James J. Paulsen, retired Ford Motor Company senior executive.

The proposed amendment to the 2006 Equity Incentive Plan was approved at the Meeting. The amendment includes an increase in the maximum number of shares of common stock that may be issued.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

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